UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – AUGUST 20, 2009

LUMONALL INC.
(Exact name of Registrant as specified in its charter)

NEVADA                                                   0-28315                                             13-1026995
(State or other jurisdiction of(Commission                                                                                                     (IRS Employer
incorporation)                                                 File Number)                                       Identification Number)

3565 King Road, Suite 102
King City, Ontario, Canada L7B 1M3
(Address of principal executive offices)

(905) 833-9845
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Table of Contents

Item 1.01:	Entry into a Material Definitive Agreement.

Item 9.01:	Financial Statements and Exhibits.

Item 1.01:	Entry into a Material Definitive Agreement.

On August 20, 2009, Lumonall, Inc. (“Lumonall” or the “Company”) entered into an Outsourcing and Royalty Agreement (the “Agreement”), with a newly formed entity called Lumonall International Corporation (“Lumonall International”).

Pursuant to the terms of the Agreement, Lumonall International received exclusive rights to distribute Lumonall and Prolink branded photo luminescent signs and safety way guidance products in North America.

Lumonall International is owned and managed by the principals of Vecture Inc. (“Vecture”) a Toronto area electronics design and contract manufacturer. Lumonall International is incorporate pursuant to the laws of the British Virgin Islands.

The rights apply to all of North America except for the Canadian government and all its agencies, all provinces and territories of Canada and all their agencies and agents of the Canadian government, or of any province, in their capacity as owners or managers of buildings.

In exchange Lumonall International agreed to pay the Company a royalty over a 10 year period. The royalty will be calculated as 10% of gross margin defined as gross sales, less payments discounts, direct cost of goods sold, applicable taxes and sales commissions.

Lumonall International acquired $97,521 of photo luminescent inventory for cash, $17,521 paid to the Company and $80,000 to unpaid suppliers.

The tradename Lumonall (the “Tradename”) was sold to Lumonall International in exchange for a $200,000 promissory note (the “Note”). The Note is secured by a general security agreement pledging a first charge security interest in the Tradename, bears interest at Canadian Prime rate, payable at maturity and matures on the earlier of; 1) 5 years from the date of closing, or 2) when Lumonall International transfers, sells or assigns the Tradename to others.

The Company is obligated to change its name as soon as practical following closing.

Item 9.01:	Financial Statements and Exhibits.

A copy of the Agreement is appended hereto as Exhibit 10.1.

The Company issued a press release describing the Agreement on August 26, 2009, a copy of which is appended hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Lumonall Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Company Name

Date: August 26, 2009	By:	/s/ Gary Hokkanen
Name: Gary Hokkanen
Title: Chief Financial Officer